Exhibit 99.1

Ariba Reports Results for Fourth Quarter and Fiscal Year 2007

Record Subscription Software Bookings Drive 53% Year-over-Year Increase in

Subscription Software Backlog

SUNNYVALE, Calif., October 25, 2007 — Ariba, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced results for the fourth quarter and fiscal year 2007 ended September 30, 2007.

Quarterly Financial and Operational Highlights

•	Record subscription software bookings, backlog up 53% year-over-year

•	Subscription software revenue of $19 million up 27% year-over-year

•	Q4 operating cash flow of $7M up 71% year-over-year

•	Signed definitive agreement to acquire Procuri Inc.

“Ariba delivered another solid quarter to end a fiscal year in which we successfully transitioned to an on-demand business model,” said Bob Calderoni, Chairman and CEO, Ariba. “As evidenced by our results, we continue to execute well against our strategy to be the leading on-demand provider of spend management solutions. We have a backlog of subscription software revenues of $130 million, which is up 53% year-over-year, and on the revenue side, our subscriptions software revenues grew 27% year-over-year to $19 million,” Calderoni continued. “With our recent announcement of a definitive agreement to acquire Procuri Inc., we look forward to starting a new fiscal year as one of the fastest growing on-demand solutions providers, and extending our leadership by accelerating our penetration in the fastest growing segment of this market – the mid-market.”

Results for the Fourth Quarter of Fiscal Year 2007

Revenue: Total revenues for the fourth quarter of fiscal year 2007 were $75.5 million, as compared to $72.4 million for the fourth quarter of fiscal year 2006. Subscription and maintenance revenues for the quarter were $37.5 million, as compared to $33.4 million for the fourth quarter of fiscal year 2006. Within subscription and maintenance revenues, subscription software revenue was $18.8 million for the quarter, as compared to $14.7 million for the fourth quarter of fiscal year 2006. Services and other revenues for the quarter were $38.1 million, as compared to $39.1 million for the fourth quarter of fiscal year 2006.

Earnings Per Share: Net loss for the fourth quarter of fiscal year 2007 was $3.8 million, or $0.05 per share, as compared to a net loss for the fourth quarter of fiscal year 2006 of $10.1 million, or $0.15 per share. The net loss for the fourth quarter of fiscal year 2007 included charges of $3.4 million for amortization of intangible assets and $6.2 million for stock-based compensation and a $0.4 million benefit in the restructuring cost line. Excluding these items, non-GAAP net income was $5.4 million, or $0.07 per diluted share.

Cash: Cash flow from operations for the fourth quarter of fiscal year 2007 was approximately $7 million, as compared to approximately $4 million for the fourth quarter of fiscal year 2006. At September 30, 2007 total cash, cash equivalents, marketable securities, and investments were approximately $183 million.

Results for Fiscal Year 2007

Revenue: Total revenues for fiscal year 2007 were $301.7 million, as compared to $296.0 million for the fiscal year 2006. Subscription and maintenance revenues were $142.3 million, as compared to $130.1 million for fiscal year 2006. Services and other revenues were $159.4 million, as compared to $166.0 million for the fiscal year 2006.

Earnings Per Share: Net loss for fiscal year 2007 was $15.0 million, or $0.21 per share, as compared to a net loss for fiscal year 2006 of $47.8 million, or $0.73 per share. The net loss for fiscal year 2007 included charges of $14.6 million for amortization of intangible assets and $32.4 million for stock-based compensation and a $4.2 million benefit in the restructuring cost line. Excluding these items, non-GAAP net income was $27.9 million, or $0.37 per diluted share.

Cash: Cash flow from operations for the fiscal year 2007 was approximately $17 million, as compared to approximately $23 million for the fiscal year 2006.

Continued Global Growth

More than 600 companies worldwide leverage Ariba’s technology, expertise and services to control costs, minimize risk, improve profits and drive competitive advantage. During the fourth quarter, Ariba continued to accelerate its global growth. 200 companies of all sizes across geographies purchased Ariba solutions to drive their spend management strategies, including: AstraZeneca PLC, JLG Industries, Inc., Pfizer, Inc., Schering-Plough Corporation, Commonwealth Bank of Australia, Nestle SA, RTE, Tyco Electronics Corporation, Telefonica S.A., Nippon Life Insurance Company, AXA, Jindal Stainless, and Air Products and Chemicals, Inc.

“So many sourcing organizations spend the majority of their time obtaining data,” said Kenneth R. Naughton, Manager of Strategic Sourcing & Supplier Excellence, Cornell University, Division of Financial Affairs. “With Ariba, our staff can spend their time acting on aggregated spending data, perform additional analysis, build stronger relationships with our customers and proactively develop holistic category strategies. Ariba provides an exceptional spend management offering that is the foundation of our enterprise strategic sourcing strategy and our overall success.”

Expanding On-Demand Footprint

On September 20, Ariba announced a definitive agreement to acquire Procuri Inc., a leading provider of on-demand supply management solutions. With more than 300 customers including Barclays Bank PLC, The Boots Company PLC, ConAgra Foods, Domino’s Pizza, PMC, Inc., Hess Corporation, JetBlue Airways, Novation LLC, Sun Microsystems, UPM-Kymmene, and United Parcel Service of America, Inc. (UPS), Procuri has extensive experience in delivering on-demand solutions to companies across a range of industries and geographies.

“The acquisition of Procuri not only supports our strategy to accelerate our growth in the mid-market, but also broadens our on-demand footprint,” said Jim Frankola, Chief

Financial Officer, Ariba. “Once integrated, the transaction should add scale and leverage to Ariba’s financial model, allowing us to grow faster, expand margins and increase earnings per share more quickly than we would have on a stand-alone basis.”

The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to close in the first quarter of Ariba’s fiscal year 2008, ending December 31, 2007.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PT / 5:00 p.m. ET to discuss its results for the fourth quarter of fiscal year 2007. To join the call, please dial (877) 407-8033 in the United States and Canada or (201) 689-8033 internationally. A live web broadcast of the call will be available on the investor relations section of Ariba’s website at: www.ariba.com. The webcast may also be accessed by logging in at www.vcall.com.

A replay of the conference call will be available from approximately 5:00 p.m. PT / 8:00 p.m. ET today through Thursday, November 1, 2007 by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 258105.

About Ariba, Inc.

Ariba, Inc. is the leading provider of spend management solutions to help companies realize rapid and sustainable bottom line results. Successful companies around the world in every industry use Ariba Spend Management™ software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com.

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Copyright © 1996 – 2007 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE and SupplyWatch are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Electronic Invoice Presentment and Payment, Ariba Invoice, Ariba Sourcing, Ariba Spend Visibility, Ariba Travel and Expense, Ariba Procure-to-Pay, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Settlement, Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, Ariba LIVE and It’s Time for Spend Management are trademarks or service marks of Ariba, Inc. Ariba Proprietary and Confidential. All rights reserved. Patents pending. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-Q filed August 8, 2007.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons why management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Non-GAAP Financial Measures” as well as the related tables that follow it. We anticipate disclosing forward-looking non-GAAP financial information in our conference call to discuss our fiscal 2007 fourth quarter and full-year results. Some of this forward-looking non-GAAP financial information, including an estimate of non-GAAP earnings for fiscal 2008, excludes certain expenses that we cannot readily estimate without unreasonable effort.

Investor Contact:

Elaine Kitagawa

Ariba, Inc.

(650) 390-1200

Investor@ariba.com

Media Contact:

Karen Master

Ariba, Inc.

(412) 297-8177

kmaster@ariba.com

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2007	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$61,311	$51,997
Marketable securities	83,667	86,769
Restricted cash	820	1,550
Accounts receivable, net	29,130	31,664
Prepaid expenses and other current assets	10,743	11,157

Total current assets	185,671	183,137

Property and equipment, net	20,230	19,830
Long-term investments	8,048	—
Restricted cash, less current portion	29,200	30,300
Goodwill	326,101	326,101
Other intangible assets, net	10,461	25,060
Other assets	3,875	2,516

Total assets	$583,586	$586,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,882	$9,863
Accrued compensation and related liabilities	24,192	24,694
Accrued liabilities	18,976	21,589
Restructuring obligations	19,065	14,888
Deferred revenue	76,110	59,127
Deferred income - Softbank	566	13,572

Total current liabilities	149,791	143,733

Deferred rent obligations	22,628	22,668
Restructuring obligations, less current portion	52,106	80,406
Deferred revenue, less current portion	7,917	6,549
Deferred income - Softbank, less current portion	—	565

Total liabilities	232,442	253,921

Stockholders’ equity:
Common stock	157	151
Additional paid-in capital	5,067,993	5,032,538
Accumulated other comprehensive income	1,112	3,475
Accumulated deficit	(4,718,118)	(4,703,141)

Total stockholders’ equity	351,144	333,023

Total liabilities and stockholders’ equity	$583,586	$586,944

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Revenues:
Subscription and maintenance	$37,458	$33,354	$142,309	$130,057
Services and other	38,059	39,056	159,358	165,959

Total revenues	75,517	72,410	301,667	296,016

Cost of revenues:
Subscription and maintenance	8,175	6,680	32,709	27,039
Services and other	26,599	32,848	114,615	131,551
Amortization of acquired technology and customer intangible assets	3,288	3,697	14,074	15,702

Total cost of revenues	38,062	43,225	161,398	174,292

Gross profit	37,455	29,185	140,269	121,724

Operating expenses:
Sales and marketing	24,443	23,855	93,904	82,456
Research and development	12,314	13,005	51,159	50,085
General and administrative	10,672	8,712	39,780	32,850
Other income - Softbank	(3,391)	(3,395)	(13,564)	(13,585)
Amortization of other intangible assets	100	200	525	800
Restructuring	(389)	942	(4,194)	26,321

Total operating expenses	43,749	43,319	167,610	178,927

Loss from operations	(6,294)	(14,134)	(27,341)	(57,203)
Interest and other income, net	2,839	4,961	14,301	10,935

Loss before income taxes	(3,455)	(9,173)	(13,040)	(46,268)
Provision for income taxes	329	890	1,937	1,533

Net loss	$(3,784)	$(10,063)	$(14,977)	$(47,801)

Net loss per share - basic and diluted	$(0.05)	$(0.15)	$(0.21)	$(0.73)
Weighted average shares - basic and diluted	71,657	67,215	70,106	65,924

Ariba, Inc. and Subsidiaries

Cash Flows

(Unaudited; in thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Operating activities:
Net loss	$(3,784)	$(10,063)	$(14,977)	$(47,801)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Recovery of) provision for doubtful accounts	18	(456)	(267)	131
Depreciation	1,824	923	7,010	6,849
Amortization of intangible assets	3,388	3,897	14,599	16,502
Impairment of equity investments	—	149	—	149
Stock-based compensation	6,190	11,315	32,449	41,225
Restructuring (benefit) charge	(389)	942	(4,194)	26,321
Realized gains - currency translation adjustments, net	—	—	(2,625)	—
Changes in operating assets and liabilities:
Accounts receivable	5,361	3,807	2,801	10,095
Prepaid expense and other assets	(1,189)	1,811	(945)	(783)
Accounts payable	842	(1,167)	1,019	709
Accrued compensation and related liabilities	4,117	2,513	(502)	(5,352)
Accrued liabilities	(231)	1,133	(3,554)	(3,067)
Deferred income - Softbank	(3,391)	(3,395)	(13,564)	(13,585)
Deferred revenue	(782)	(3,606)	18,351	8,200
Restructuring obligations	(5,366)	(3,947)	(19,028)	(17,055)

Net cash provided by operating activities	6,608	3,856	16,573	22,538

Investing activities:
Purchases of property and equipment	(2,257)	(846)	(7,410)	(5,085)
Purchases of investments, net of sales	32,473	(25,841)	(5,456)	(33,390)
Allocation from restricted cash, net	—	—	1,830	1,425

Net cash provided by (used in) investing activities	30,216	(26,687)	(11,036)	(37,050)

Financing activities:
Proceeds from issuance of common stock, net	2,261	3,310	6,570	8,146
Repurchase of common stock	(1,302)	(1,332)	(3,558)	(3,134)

Net cash provided by financing activities	959	1,978	3,012	5,012

Effect of exchange rates on cash and cash equivalents	262	445	765	588

Net change in cash and cash equivalents	38,045	(20,408)	9,314	(8,912)

Cash and cash equivalents at beginning of period	23,266	72,405	51,997	60,909

Cash and cash equivalents at end of period	$61,311	$51,997	$61,311	$51,997

Non-GAAP Financial Measures

The accompanying press release dated October 25, 2007 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include non-GAAP cost of revenues, gross profit, operating expenses, (loss) income from operations, net (loss) income and net (loss) income per share amounts.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primarily financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For example, our non-GAAP financial measures have the effect of excluding costs and expenses from our operating results that should be properly considered under a system of accrual accounting. In addition, our non-GAAP financial measures differ from GAAP measures with the same names, may vary over time and may differ from non-GAAP financial measures with the same or similar names used by other companies. Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude costs and expenses that we do not believe are indicative of the ongoing operating performance of our business and our senior management. Although these costs should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance. The non-GAAP financial measures disclosed in the accompanying press release are used by our Board of Directors and senior management to evaluate our current operating performance, are used in evaluating the performance of our senior management, and are used in our budget and planning processes. We believe that our non-GAAP financial measures are helpful to investors by facilitating comparisons of our current and prior operating results and by facilitating comparisons of our operating results with those of other software companies.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
Expense reconciliation:
GAAP revenue	$75,517	$72,410
GAAP net loss	3,784	10,063

Total GAAP expenses	79,301	82,473

Amortization of intangible assets	(3,388)	(3,897)
Stock-based compensation	(6,190)	(11,315)
Restructuring	389	(942)

Total non-GAAP operating expenses	$70,112	$66,319

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
Net income (loss) reconciliation:
GAAP net income (loss)	$(3,784)	$(10,063)
Amortization of intangible assets	3,388	3,897
Stock-based compensation	6,190	11,315
Restructuring	(389)	942

Non-GAAP net income	$5,405	$6,091

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.05)	$(0.15)
Amortization of intangible assets	0.05	0.06
Stock-based compensation	0.09	0.17
Restructuring	(0.01)	0.01

Non-GAAP net income per share - basic	$0.08	$0.09

Non-GAAP net income per share - diluted	$0.07	$0.09

Weighted average shares - basic	71,657	67,215
Weighted average shares - diluted	76,315	71,535

See “Discussion of Specific Items Excluded From Non-GAAP Financial Measures” at the end of the reconciliation of GAAP to non-GAAP operating results.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Year Ended September 30, 2007	Year Ended September 30, 2006
Expense reconciliation:
GAAP revenue	$301,667	$296,016
GAAP net loss	14,977	47,801

Total GAAP expenses	316,644	343,817

Amortization of intangible assets	(14,599)	(16,502)
Stock-based compensation	(32,449)	(41,225)
Restructuring	4,194	(26,321)

Total non-GAAP operating expenses	$273,790	$259,769

	Year Ended September 30, 2007	Year Ended September 30, 2006
Net income (loss) reconciliation:
GAAP net loss	$(14,977)	$(47,801)
Amortization of intangible assets	14,599	16,502
Stock-based compensation	32,449	41,225
Restructuring	(4,194)	26,321

Non-GAAP net income	$27,877	$36,247

	Year Ended September 30, 2007	Year Ended September 30, 2006
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.21)	$(0.73)
Amortization of intangible assets	0.21	0.25
Stock-based compensation	0.46	0.63
Restructuring	(0.06)	0.40

Non-GAAP net income per share - basic	$0.40	$0.55

Non-GAAP net income per share - diluted	$0.37	$0.52

Weighted average shares - basic	70,106	65,924
Weighted average shares - diluted	74,677	70,121

See “Discussion of Specific Items Excluded From Non-GAAP Financial Measures” at the end of the reconciliation of GAAP to non-GAAP operating results.

Discussion of Specific Items Excluded From Non-GAAP Financial Measures

Our non-GAAP financial measures generally exclude costs and expenses for (i) amortization of intangible assets related to acquisitions, (ii) stock-based compensation and (iii) restructuring. We exclude these costs and expenses because we believe they are not closely related to the ongoing operating performance of our businesses and the performance of our senior management and are generally excluded from our budget and planning process. In addition to these reasons, we believe our non-GAAP financial measures are also helpful to investors by facilitating comparisons of our operating results over different time periods and by facilitating comparisons of our financial performance with that of other companies. In addition, except for restructuring, these costs and expenses are non-cash items that do not affect cash flows.

(1)	Amortization of Acquired Intangible Assets. In accordance with GAAP, we amortize intangible assets acquired in connection with acquisitions over the estimated useful lives of the assets. We exclude these amortization costs in our non-GAAP financial measures because they (i) result from prior acquisitions, rather than the ongoing operating performance of our business, and (ii) absent additional acquisitions, are expected to decline over time as the remaining carrying amounts of these assets are amortized. We believe excluding these costs helps investors compare our financial performance with that of other companies with different acquisition histories. However, as with impairment charges, we recognize that amortization costs provide a helpful measure of the financial impact and performance of prior acquisitions and consider our non-GAAP financial measures in conjunction with our GAAP financial results that include amortization costs.

(2)	Stock-Based Compensation Expenses. We exclude stock-based compensation expense associated with stock options and stock granted to employees and non-executive directors in our non-GAAP financial measures. While stock-based compensation is a significant component of our expenses, we believe that investors wish to be able to exclude the effects of stock-based compensation expense in comparing our financial performance with that of other companies.

(3)	Restructuring. We recorded restructuring related to lease abandonment accruals and severance and related benefits in fiscal year 2007 and 2006. We exclude this from our non-GAAP financial measures because it is unrelated to our ongoing operations and is significantly impacted by factors outside our control. We believe excluding restructuring helps investors compare our operating performance with that of other companies. We recognize, however, that restructuring is primarily cash costs and that we and investors should carefully consider the impact of these costs on future cash flows.